EXHIBIT 10.1

Pat Tuttle SVP, Global Human Resources Orion Engineered Carbons LLC 1700 City Plaza Dr. Suite 300 Spring, TX 77389

November 3, 2025

Jonathan Puckett
Email:

Dear Jon,

I am pleased to confirm your offer for the position of Chief Financial Officer (CFO) for Orion Engineered Carbons S.A. (“Orion”), reporting to Corning Painter, Chief Executive Officer (CEO). Commencement of your employment with the US legal entity Orion Engineered Carbons LLC will be scheduled for December 1, 2025, or at another mutually convenient date.

Your starting base salary will be $19,230.77 payable bi-weekly ($500,000 on an annual basis). You will be eligible to participate in the Company’s Annual Bonus Plan at a target level of 65% of annual base salary beginning on January 1, 2026. In addition, you will be eligible to participate in our Long-Term Incentive Plan (LTIP) at an annual target of 150% of annual base salary beginning on January 1, 2026. LTIP awards will be delivered as Restricted Stock Units (RSUs) representing thirty percent (30%) of the total award and Performance Share Units (PSUs) representing seventy percent (70%) of the total award. RSUs will vest ratably over a three- year period and PSUs will vest on a cliff schedule over a three-year period. Full details on the Annual Bonus and LTIP programs will be provided upon your hire.

You will be eligible to participate in our 401(k) plan immediately upon hire. The company matches contributions dollar-for-dollar on the first 2% of your contribution, and seventy-five cents per dollar on the next 4% (total 5% company contribution on 6% employee contribution). You will also be eligible for a full complement of heath & welfare benefits programs that will be discussed in detail at your orientation but are summarized in the attached 2025 Orion Benefits Guide.

Due to your work experience, you will be eligible for 20 days of vacation per year beginning in 2026. In addition to annual vacation days and scheduled holidays, you will also be entitled to two additional floating holiday days per year.

To offset certain walk away costs from your current employer, Orion will pay you a sign-on bonus in the amount of $140,000 to offset any bonus forfeiture from your current employer for the 2025 plan year. This bonus will be payable in two equal installments with the first $70,000 to be paid within 30 days of your hire date, and the second $70,000 installment paid by the end of March of 2026. The sign-on bonus is subject to the execution of a repayment agreement should you voluntarily resign from Orion within 24 months of your hire date.

You will also be granted a sign-on Restricted Stock Unit (RSU) grant with a value of $250,000 within 30 days following your date of hire. The number of units will be based on the closing share price on your date of hire. These RSUs will vest ratably over a three-year period commencing the anniversary of your hire date.

To assist you in establishing a secondary residence in the Houston area, Orion will pay a transition bonus equal to $30,000 within 30 days of your hire date. For the avoidance of doubt, this amount will be grossed up for taxes to result in a net amount to you of $30,000 and will not require any supporting documentation from you.

If Orion or its successor terminates your employment other than for Cause or you terminate your employment for Good Reason, then you will be entitled to receive a cash severance benefit equal to your then annual base salary and target bonus, contingent upon your execution of a general release and waiver in a form satisfactory to Orion “Cause” shall mean: (1) your conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or any other crime involving moral turpitude, (b) on a felony charge or (c) on an equivalent charge to those in clauses (a) and (b) in jurisdictions which do not use those designations; (2) continued material failure to perform your duties after notice from Orion; (3) engagement in illegal conduct or in gross misconduct, in either case, that causes financial or reputational harm to Orion, (4) material violation of the Orion’s codes of conduct or any other Orion policy as in effect from time to time, or (5) breach of any of the material terms of any other agreement between you and Orion. “Good Reason” shall mean that, with respect to your employment at Orion or its successors and without your consent, (1) your position, duties, or authority are materially diminished (2) your annual base salary is reduced or another element of your compensation is reduced or eliminated or (3) breach of any material terms of this letter or any agreement between you and Orion. Notwithstanding the foregoing, an event will not constitute Good Reason unless (a) you give a notice of termination within 90 days after you become aware that an event constituting Good Reason has occurred describing in reasonable detail the event constituting Good Reason, and (b) Orion is given 30 days after it receives such notice from the you to cure such event and (c) your termination occurs no later than 30 days after Orion’s failure to cure such event.

Upon acceptance of this offer, you will need to: a) complete a confidentiality and non-disclosure agreement, b) complete a verification of your academic credentials; and c) complete a satisfactory reference/background check; and d) complete a pre-employment physical examination that includes a screen for illicit substances.

The regulations and policies of Orion Engineered Carbons LLC will govern your employment. The Company may unilaterally amend these regulations and policies from time to time. This agreement supersedes all prior discussions and negotiations with respect to your employment. There are no agreements or understandings with respect to employment except as expressly referenced herein. This job offer is limited to the terms and conditions contained herein, and it may be amended only in writing signed by an authorized representative of the Company. Employment at Orion Engineered Carbons LLC is At-Will. The Company reserves the right to change policies or benefits at any time with or without notice. As an At-Will employee, either the Company or the At-Will employee can terminate the employment relationship at any time, for any or no reason, with or without notice.

Should you accept this position, indicate your agreement with the conditions described herein by signing this letter and returning it to me by November 4th, 2025.

We are looking forward to you joining us and hope your career aspirations will be met with Orion.

Feel free to call me if you have any questions.

Congratulations,

/s/ Patrick F. Tuttle
Patrick F. Tuttle
SVP, Global Human Resources

Read and Agreed: /s/ Jonathan Puckett	Date: 11/3/25